EXHIBIT 99.15

      Contact     Jeffery M. Jonas, MD                      Thomas Redington
                  Chief Executive Officer                   203/222-7399
                  816/960-1333                              212/926-1733


                        NCI To Fund Ovarian Cancer Trial
                          With Novel AVAX Immunotherapy

      KANSAS CITY, MO JUNE 29 - AVAX Technologies, Inc. (Nasdaq: AVXT) announced today that the Gynecologic Oncology Group (GOG), funded by the National Cancer Institute, has voted to conduct a Phase I/II clinical study of the O-Vax(TM) vaccine in Stage 3 ovarian cancer patients. O-Vax is the second member of a family of cancer tumor vaccines under development by AVAX to undergo larger scale clinical testing in patients.

      The company said this new clinical trial will be a follow-up to a smaller study already underway by David Berd, MD, Professor of Medicine, Thomas Jefferson University. In the ongoing study, the vaccine is administered to patients who have had surgical debulking and one round of conventional chemotherapy.

      Early results from the current study have been very encouraging. The vaccine has produced promising immune responses against the patients' own tumor cells, as measured by a delayed-type hypersensitivity (DTH) reaction, the primary endpoint of the study. The new GOG-sponsored study will also use DTH as a primary endpoint but will involve a larger number of patients.

      Supplies of O-Vax, an autologous, haptenized tumor cell suspension based on the company's AC Vaccine technology, will be manufactured centrally in a certified clean room facility constructed by AVAX at Thomas Jefferson University.

      Jeffrey M. Jonas, MD, president and chief executive officer of AVAX Technologies, said, "We are very pleased by the action taken by the NCI and GOG and look forward to working with them. We view the GOG's interest in O-Vax as further encouragement for development of this product for prevention of recurrence of ovarian cancer, recognizing there are few available alternatives for these patients."

      O-Vax is the second AC Vaccine product under development by AVAX to show positive clinical results. The first is M-Vax(TM), a vaccine for melanoma which has been studied as a post-surgical adjuvant in clinical Stage 3 melanoma patients. Results from the Phase I/II studies have been reported to show a five-year overall patient survival rate of almost 60 percent, nearly a three-fold increase compared to rates in patients treated with surgery only.

      In addition to AC Vaccines for melanoma, ovarian and other cancers, the company currently has under research and development two series of patented compounds - topoisomerase inhibitors and novel anti-estrogens -


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which belong to classes of chemotherapeutic agents with clinically proven anti-cancer capabilities.

      AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The company has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

                                      # # #

      Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-QSB for the Period Ended March 31, 1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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